EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                         Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                     and Distributions on Preferred Trust Securities
                                 (Dollars in millions)

                                          Three Months Ended  Nine Months Ended
                                             September 30,      September 30,

                                              2000    1999        2000    1999
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $  604  $1,343      $1,756  $2,410
Fixed Charges, Excluding Interest
  on Deposits                                  137     105         392     333
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits       741   1,448       2,148   2,743
Interest on Deposits                           501     320       1,494     961
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $1,242  $1,768      $3,642  $3,704
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $  127  $   97      $  364  $  309
One-Third Net Rental Expense*                   10       8          28      24
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                  137     105         392     333
Interest on Deposits                           501     320       1,494     961
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  638  $  425      $1,886  $1,294
                                            ======  ======      ======  ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS                   $   28  $   28      $   85  $   84
-------------------------------
                                            ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                5.41x  13.79x       5.48x   8.24x
Including Interest on Deposits                1.95    4.16        1.93    2.86

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON PREFERRED TRUST SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                4.49   10.89        4.50    6.58
Including Interest on Deposits                1.86    3.90        1.85    2.69

*The proportion deemed representative of the interest factor.